SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 20, 2004

WESTAFF, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-24990	94-1266151
(Commission File Number)	(IRS Employer Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598
(Address of principal executive offices/Zip Code)

(925) 930-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.   Entry into a Material Definitive Agreement.

On September 20, 2004, the Board of Directors of the Registrant, on the recommendation of its Primary Committee of the Compensation Committee, amended and restated its 1996 Stock Option/Stock Issuance Plan as amended through May 23, 2001 (the “Stock Option Plan”) to change the definition of Change in Control in the Stock Option Plan and to clarify the ability of the Plan Administrator to amend outstanding options in certain circumstances.   A copy of the amended and restated Stock Option Plan is filed as Exhibit 10.7 to this Current Report.

In addition, the Board of Directors of the Registrant’s subsidiary, Westaff (USA), Inc., on the recommendation of the Board of Directors of the Registrant, on September 20, 2004, amended and restated its Westaff Key Employee Transition Compensation Plan (“KETC Plan”) effective as of June 2, 2003, with regard to several executive officers and other key employees to conform the Change in Control language in the KETC Plan to the Stock Option Plan.  The KETC Plan provides for payment of 26 weeks salary to approximately sixteen eligible employees in the event their jobs are either terminated or substantially changed within one year of a Change in Control of the Registrant and Westaff (USA), Inc., under the circumstances more fully described in the KETC Plan.  A copy of KETC Plan is being filed as Exhibit 10.12 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

10.7	Westaff, Inc. 1996 Stock Option/Stock Issuance Plan, as amended and restated.

10.12	Westaff Key Employee Transition Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTAFF, INC.

	By:	/s/ Dirk A. Sodestrom
Dirk A. Sodestrom,
Senior Vice President and
Chief Financial Officer

Date: September 23, 2004

EXHIBIT INDEX

Exhibit No.	Description

10.7	Westaff, Inc. 1996 Stock Option/Stock Issuance Plan, as amended and restated.

10.12	Westaff Key Employee Transition Compensation Plan.